EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77K: Changes in Registrant's certifying accountant

EXHIBIT D:
  Attachment to item 77Q1(d)

EXHIBIT E:
  Attachment to item 77Q1(f)
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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of The OFFIT Variable Insurance Fund, Inc.:

In planning and performing our audit of the financial statements of The OFFIT Variable Insurance Fund, Inc. (the
"Fund") for the year ended December 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers  LLP
February 16, 2000





EXHIBIT B:
77 C

The Company held a special meeting of shareholders on July 30, 1999. The three matters voted upon by shareholders and the resulting votes for each matter were as follows:



1.  Approval of a new advisory agreement between OFFITBANK
    (the "Adviser") and the Company on behalf of each Fund:

                           Voting Results (in thousands of shares)

                                       For    Against  Abstained
                                             /Withheld

VIF-High Yield                        4,863      -        -
VIF-Emerging Markets Fund               773      -        -
VIF-U.S. Small Cap Fund                 111      -        -
VIF Total Return Fund                   122      -        -
VIF-U.S. Government Securities Fund   1,663      -        -



2. Approval of a new sub-advisory agreement with respect to the OFFIT VIF-U.S. Small Cap Fund between the Fund and
    Rockefeller & Co.:

                           Voting Results (in thousands of shares)

                                       For    Against  Abstained
                                             /Withheld

VIF U.S. Small Cap Fund              111        -         -



3.  Election of the following Director:

                           Voting Results (in thousands of shares)

                                       For    Against  Abstained
                                             /Withheld

Stephen M. Peck                     7,532        -        -




EXHIBIT C:
77 K

On December 16, 1999, the Board of Directors of the
Company elected Ernst & Young LLP as the independent accountants for the Company for the year ending
December 31, 2000, replacing PricewaterhouseCoopers
LLP. The Audit Committee did not take any separate action on this matter.

PricewaterhouseCoopers LLP's reports on the Company's financial statements for the years ended December 31, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 1998 and 1997, and through December 16, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.




EXHIBIT D:
77 Q1(d)

As discussed in Item 77 C above, the shareholders of each of the Funds of the Company voted to approve a new advisory agreement with OFFITBANK and the shareholders of the U.S. Small Cap Fund voted to approve a new sub-advisory agreement with Rockefeller &
Co.  The agreements are provided below.


FORM OF NEW ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT BETWEEN THE OFFITBANK VARIABLE
INSURANCE FUND, INC. AND OFFITBANK

AGREEMENT made this ( ) day of ( ), 1999, by and between The
OFFITBANK Variable Insurance Fund, Inc., a Maryland
Corporation which may issue one or more series of shares
(hereinafter the "Company"), and OFFITBANK, a New York chartered trust company (hereinafter the "Adviser").

1. STRUCTURE OF AGREEMENT. The Company is entering into this Agreement on behalf of the Company's series listed on Schedule A attached hereto (individually, a "Fund" and collectively, the "Funds") severally and not jointly. The responsibilities and benefits set forth in this Agreement shall refer to each Fund severally and not jointly. No individual Fund shall have any responsibility for any obligation with respect to any other Fund arising out of this Agreement. Without otherwise limiting the generality of the foregoing, (a) any breach of any term of this Agreement regarding the Company with respect to any one
Fund shall not create a right or obligation with respect to any other Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other Fund; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Company and the particular Fund to which such relationship and consideration applies.

2.  DELIVERY OF DOCUMENTS. The Company has delivered to the
Adviser copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any: (a) The Company's Articles of Incorporation (the "Articles"); (b) The By-Laws of the
Company; (c) Resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement; (d) The Company's Registration Statement under the Securities Act of 1933, as amended (the "1933
Act"), and the Investment Company Act of 1940, as amended
(the "1940 Act"), on Form N-lA as filed with the Securities and Exchange Commission (the "Commission") on
July 20, 1994 and all subsequent amendments thereto relating to the Funds (the "Registration Statement"); (e)
Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission; and
(f) Prospectuses and Statements of Additional Information of the Funds (collectively, the "Prospectuses").

3. INVESTMENT ADVISORY SERVICES. The Company hereby appoints the Adviser, and the Adviser hereby undertakes, to act as investment adviser of the Funds and, subject to the supervision of the Company's Board of Directors, to (a) make investment strategy decisions for the Funds, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Funds and (d) provide continuous supervision of each Fund's investment portfolio. The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. As manager of the Funds' assets, the Adviser shall make investments for the Funds' account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectuses, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, including Subchapters L and M, relating to variable contracts and regulated investment companies, respectively, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The
Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Funds' accounts and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments. The Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Adviser, provided that the best competitive execution price is obtained at the time of the trade execution. It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a "Sub-Adviser") and that any such Sub-Adviser shall have all the rights and powers of the Adviser set forth in this Agreement; provided that a Fund shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Company for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Directors of the Company and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Company's Board of Directors regarding the performance and investment procedures of any Sub-Adviser.
In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Sub-Adviser and without further shareholder approval, to the extent consistent with the 1940 Act. A Sub-Adviser may be an affiliate of the Adviser.

4. EXPENSES. (a) The Adviser shall, at its expense, provide the Funds with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Adviser pursuant to this Agreement.
(b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Funds' expenses and liabilities, including, but not limited to, taxes;
interest; fees (including fees paid to its directors who are not affiliated with the Adviser or any of its affiliates); fees payable to the Securities and Exchange
Commission; state securities qualification fees; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders;
advisory and administration fees; charges of the custodian and transfer agent; insurance premiums;
auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

5. COMPENSATION. In consideration of the services to be rendered by the Adviser under this Agreement, the Company shall pay the Adviser monthly fees on the first Business
Day (as defined in the Prospectuses) of each month based upon the average daily net assets of each Fund during the preceding month (as determined on the days and at the time set forth in the Prospectuses for determining net asset value per share) at the annual rate set forth opposite the Fund's name on Schedule A attached hereto.
If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Funds' net assets shall be computed in the manner specified in the Prospectuses and the Articles for the computation of the value of the Funds' net assets in connection with the determination of the net asset value of shares of the Funds' capital stock. In consideration of the Adviser's undertaking to render the services described in this Agreement, the Company agrees that the Adviser shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder. 6. NON-EXCLUSIVE SERVICES. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, including any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

7. EFFECTIVE DATE; MODIFICATIONS; TERMINATION. This
Agreement shall become effective on the date hereof, provided that it shall have been approved by a majority of the outstanding voting securities of each Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph, this Agreement shall continue in force until _________________ and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Company or by vote of a majority of the outstanding voting securities of each Fund. (b) This Agreement may be modified by mutual consent, such consent on the part of the Company to be authorized by vote of a majority of the outstanding voting securities of each Fund. (c) In addition to the requirements of sub-paragraphs (a) and
(b) of this paragraph, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. (d)
Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or by action of its authorized officers or, with respect to a Fund, by vote of a majority of the outstanding voting securities of that Fund. This Agreement may remain in effect with respect to a Fund even if it has been terminated in accordance with this paragraph with respect to the other Funds. This Agreement shall terminate automatically in the event of its assignment.

8. USE OF NAME. Upon expiration or earlier termination of this Agreement, the Company shall, if reference to "OFFITBANK", is made in the corporate name of the Company or in the names of the Funds and if the Adviser requests in writing, as promptly as practicable change its corporate name and the names of the Funds so as to eliminate all reference to "OFFITBANK", and thereafter the Company and the Funds shall cease transacting business in any corporate name using the words
"OFFITBANK" or any other reference to the Adviser or "OFFITBANK". The foregoing rights of the Adviser and obligations of the Company shall not deprive the Adviser, or any affiliate thereof which has "OFFITBANK" in its name, of, but shall be in addition to, any other rights or remedies to which the Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this Agreement by the Company, and the failure or omission of the Adviser to request a change of the Company's or a Fund's name or a cessation of the use of the name of "OFFITBANK" as described in this paragraph shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

THE OFFITBANK VARIABLE INSURANCE FUND, INC.

By: _________________

OFFITBANK

By: _________________

SCHEDULE A

OFFITBANK VIF FUND:           FEE:
HIGH YIELD FUND               .85% (first $200 million
                                    of net assets)
                              .75% (thereafter)

EMERGING MARKETS FUND         .90% (first $200 million of
                                    net assets)
                              .80% (thereafter)

TOTAL RETURN FUND             .80%

U.S. GOVERNMENT
     SECURITIES FUND          .35%

U.S. SMALL CAP FUND          1.00%



FORM OF NEW SUB-ADVISORY AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT between OFFITBANK, THE
OFFITBANK VARIABLE INSURANCE FUND, INC. and ROCKEFELLER &
CO., INC.

AGREEMENT made as of the ( ) day of ( ) 1999, by and between OFFITBANK, a New York State chartered trust company (the "Adviser"), Rockefeller & Co., Inc., a New York corporation and a wholly-owned subsidiary of Rockefeller Financial Services, Inc. (the "Sub-Adviser") and The OFFITBANK Variable Insurance Fund, Inc. a Maryland corporation (the "Company"), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").
WHEREAS, the Adviser provides investment advisory services to the VIF- U.S. Small Cap Fund series of the Company which serves as the underlying investment for certain variable annuity contracts issued by insurance company separate accounts, pursuant to an Investment Advisory Agreement dated as of ________, 1999 (the "Advisory Agreement"); and

WHEREAS, the Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the
"Advisers Act"); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment sub-advisory services in connection with the VIF-U.S. Small Cap Fund series of the Company (the
"Fund"), and the Sub-Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The
Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Adviser has delivered to the Sub-Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any: (a) the Company's Articles of Incorporation; (b) the By-Laws of the Company; (c) resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Advisory Agreement and this Agreement; (d) the most recent Post-Effective Amendment to the Company's
Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, on Form N-
1A as filed with the Securities and Exchange Commission
(the "Commission"); (e) Notification of Registration of the Company under the 1940 Act on Form N- 8A as filed with the Commission; and (f) the currently effective
Prospectus and Statement of Additional Information of the Fund.

3. Investment Advisory Services. The Sub-Adviser hereby undertakes to act as investment sub-adviser to the Fund and, subject to the supervision of the Company's Board of Directors and the Adviser, to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Fund and (d) provide continuous supervision of the Fund's investment portfolio. The Sub-Adviser shall, subject to review by the Board of Directors and the Adviser, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. As manager of the Fund's assets, the Sub-Adviser shall make investments for the Fund's account in accordance with the investment objective and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal
Revenue Code of 1986, as amended (the "Code"), including
Subchapters L and M, relating to variable contracts and regulated investment companies, respectively, and policy decisions adopted by the Company's Board of Directors and the Adviser from time to time. The Sub-Adviser shall advise the Company's officers, Board of Directors and the Adviser, at such times as the Company's Board of Directors or Adviser may specify, of investments made for the Fund's account and shall, when requested by the Company's officers, Board of Directors or Adviser, supply the reasons for making such investments. The Sub-Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser, Sub-Adviser or any respective affiliates thereof underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Sub-Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Sub-
Adviser or Adviser, provided that the best competitive execution price is obtained at the time of the trade execution. Pursuant to applicable law, the Sub-Adviser shall keep the Fund's books and records required to be maintained by, or on behalf of, the Fund with respect to subadvisory services rendered hereunder. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule.

4. Representations and Warranties. (a) The Sub-Adviser hereby represents and warrants to the Adviser as follows:
(i) The Sub-Adviser is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder. (ii) The
Sub-Adviser is registered as an investment adviser with the Commission under the Advisers Act. The Sub-Adviser shall maintain such registration in effect at all times during the term of this Agreement. (iii) The Sub-Adviser at all times shall provide its best judgment and effort to the Adviser in carrying out the Sub-Adviser's obligations hereunder. (b) The Adviser hereby represents and warrants to the Sub-Adviser as follows: (i) The
Adviser is a trust company duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder. (ii) The
Company has been duly organized as a corporation under the laws of the State of Maryland. (iii) The Company is registered as an investment company with the Commission under the 1940 Act, and shares of the Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold. Such registrations will be kept in effect during the term of this Agreement.

5. Expenses. (a) The Sub-Adviser shall, at its expense, provide the Fund with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Sub-Adviser pursuant to this Agreement. (b) Except as provided in subparagraph
(a), the Company shall be responsible for all of the Fund's expenses and liabilities, including, but not limited to, taxes; interest; fees (including fees paid to its directors who are not affiliated with the Adviser, Sub-Adviser or any of their respective affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

6. Compensation. In consideration of the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay the Sub-Adviser (or cause to be paid by the Company directly to the Sub-Adviser) monthly fees on the first Business Day (as defined in the Prospectus) of each month based upon the average daily net assets of the Fund during the preceding month (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) at the annual rate of 1.00%. If the fees payable to the Sub-Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock. If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the lowest expense limitation, if applicable to the Fund, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Sub-Adviser shall reimburse the Fund for such excess. The Sub-Adviser's reimbursement obligation will be limited to the amount of fees it received under this Agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph shall be made once a year promptly after the end of the Company's fiscal year.

7. Standard of Care. The Sub-Adviser shall exercise its best judgment in rendering the services described in this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Company or the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Fund, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The
Adviser will indemnify the Sub-Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, relating to the Fund, arising out of or resulting from any action or inaction on the part of the Adviser which constitutes a breach of a covenant or representation contained in this Agreement or the Advisory Agreement and not resulting from disabling conduct by the Sub-Adviser. The Sub-Adviser will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, relating to the Fund, arising out of or resulting from any action or inaction on the part of the Sub-Adviser which constitutes a breach of a covenant or representation contained in this Agreement and not resulting from disabling conduct by the Adviser. No party shall be liable under this indemnification provision unless the indemnified party shall have notified the indemnifying party in writing within a reasonable time after the summons or first legal process giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability it may have to the indemnified party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to such named party of the indemnifying party's election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such named party under this indemnification provision for any legal or other expenses subsequently incurred by such named party independently in connection with the defense thereof other than reasonable costs of investigation.

8. Effective Date; Modifications; Termination. This
Agreement shall become effective on the date hereof provided that it shall have been approved by a majority of the outstanding voting securities of the Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval (the "Effective Date"). (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph, this Agreement shall continue in force for two years from the Effective Date and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund. (b) This Agreement may be modified by mutual consent, such consent on the part of the Company to be authorized by vote of a majority of the outstanding voting securities of the Fund. (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. (d) Either the Company, or the Sub-Adviser or the Fund may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Board of Directors or by action of its authorized officers or, with respect to the Fund, by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment or in the event of an assignment or termination of the Advisory Agreement.

9. Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "control," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

10. Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company, from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

11. Structure of Agreement. The Adviser and Sub-Adviser hereby recognize that the Fund is a separate series portfolio of the Company. The Adviser and Sub-Adviser are entering into this Agreement with regard to the Fund severally and not jointly with respect to other series portfolios of the Company. The responsibilities and benefits set forth in this Agreement shall be deemed to be effective as between the Adviser and Sub-Adviser in connection with the Fund severally and not jointly and not jointly with respect to other series portfolios of the Company. This Agreement is intended to govern only the relationships between the Adviser, on the one hand, and the Sub-Adviser, on the other hand, and is not intended to and shall not govern (i) the relationship between the Adviser or Sub-Adviser and any other series portfolio, or (ii) the relationships among the respective series portfolios.

12. Governing Law. This Agreement shall be governed by the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14. Notices. Notices of any kind to be given to the Adviser hereunder by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at 520 Madison Avenue, New York, New York 10022-4213 or at such other address or to such individual as shall be so specified by the Adviser to the Sub-Adviser. Notices of any kind to be given to the Sub-Adviser hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 30
Rockefeller Plaza, New York, New York 10112 or at such other address or to such individual as shall be so specified by the Sub-Adviser to the Adviser. Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

OFFITBANK                          ROCKEFELLER & CO., INC.
By:                                By:
Name:                              Name:
Title:                             Title:


THE OFFITBANK VARIABLE INSURANCE FUND, INC.
By:
Name:
Title:




EXHIBIT E:
77 Q1(f)

As discussed in 77 K above, the Board of Directors of the Company elected Ernst & Young LLP as the independent accountants for the year ending
December 31, 2000, replacing PricewaterhouseCoopers LLP
("PwC"). Accordingly, the letter from the Company and PwC required by this item is provided below.


PricewaterhouseCoopers LLP Letter

February 23, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by The OFFIT Investment Fund, Inc. and The OFFIT Variable Insurance Fund, Inc., (the "Funds") (copies attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report for the period ending December 31, 1999. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP